Exhibit 99.1

News Release

Allison Transmission announces cash tender offer and consent solicitation for its 7.125% Senior Notes due 2019

INDIANAPOLIS – Allison Transmission, Inc. (“Allison”), a wholly owned subsidiary of Allison Transmission Holdings, Inc., announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 7.125% Senior Notes due 2019 (referred to below as the “notes”). In connection with the tender offer, Allison has commenced a solicitation for consents to certain proposed amendments to the indenture (the “Indenture”) governing the notes. The proposed amendments will eliminate substantially all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the notes when due), certain events of default and related provisions contained in the Indenture and the notes (such offer and consent solicitation being referred to herein as the “Offer”). Holders who tender their notes pursuant to the Offer are obligated to consent to the proposed amendments to the notes with respect to the entire principal amount of notes tendered by such holders. Holders of notes may not deliver consents in the consent solicitation without tendering the related notes in the tender offer.

The Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Letter of Transmittal and Consent (the “Letter of Transmittal”), which set forth a more comprehensive description of the terms of the Offer.

The table below sets forth information with respect to the notes and the Offer.

Title of Notes	CUSIP No.	Aggregate Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Payment(1)	Total Consideration(1)(2)

7.125% Senior Notes due 2019	019736AC1 and U01979AC4	$471,263,000	$1,012.00	$30.00	$1,042.00

1.	Per $1,000 principal amount of notes validly tendered (and not validly withdrawn) and accepted for purchase.
2.	Includes the Consent Payment.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 14, 2015 (the “Expiration Time”), unless extended or earlier terminated on the terms described in the Offer to Purchase. Holders of notes must validly tender their notes at or prior to the “Consent Time,” which is 5:00 p.m., New York City time, on March 31, 2015, unless extended, and not validly withdraw their notes at or prior to the Withdrawal Time (as defined below), to be eligible to receive the “Total Consideration” (including a consent payment of $30 per $1,000 principal amount of notes (the “Consent Payment”)). If a holder validly tenders its Notes at or prior to the Consent Time but validly revokes its consent at or prior to the Withdrawal Time, such holder will not be entitled to the Consent Payment.

Exhibit 99.1

News Release

The Total Consideration payable for each $1,000 principal amount of notes validly tendered at or prior to the Consent Time, and not validly withdrawn at or prior to the Withdrawal Time, and accepted for payment is equal to $1,042, which will be payable promptly after the Consent Time, on the “Early Settlement Date.” Holders who validly tender their notes after the Consent Time but at or prior to the Expiration Time and do not validly withdraw their notes will receive the “Tender Offer Consideration,” which is the Total Consideration minus the Consent Payment, which amount will be payable promptly following the Expiration Time, on the “Final Settlement Date.” In addition to receiving payment of the Total Consideration or Tender Offer Consideration, as applicable, holders of notes validly tendered and not validly withdrawn will receive accrued and unpaid interest from the last interest payment date for the notes to, but not including, the applicable settlement date.

Except as required by applicable law, notes tendered and consents delivered may be withdrawn or revoked, respectively, until such time as the trustee under the Indenture receives an officer’s certificate certifying receipt of the requisite consents in compliance with the terms of the Indenture (the “Withdrawal Time”), but not thereafter, and notes tendered and consents delivered after the Withdrawal Time and before the expiration of the Offer may not be withdrawn or revoked, respectively. We expect the Withdrawal Time to be at 5:00 p.m., New York City time, on March 31, 2015. Certain of Allison’s officers own an aggregate principal amount of $550,000 of the notes, and may tender such notes in the Offer. If any such notes were tendered and accepted in the Offer, such officers would receive the Total Consideration or the Tender Offer Consideration, as the case may be.

The Offer is subject to the satisfaction of certain conditions, including completion of a bank financing on terms and conditions satisfactory to Allison sufficient to fund the repurchase of all notes tendered, including the payment of the Consent Payment, accrued interest and related expenses incurred in connection therewith and, at Allison’s option, redeem any notes. If any of the conditions is not satisfied, Allison is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, in each event subject to applicable laws, and may terminate the Offer. The Offer is not conditioned on the tender of a minimum principal amount of notes; however, Allison is not permitted to effect the proposed amendments to the Indenture if Allison does not receive the requisite consents. There can be no assurance that the bank financing will be completed.

It is anticipated that the Early Settlement Date for notes validly tendered at or prior to the Consent Time and accepted for purchase by Allison will be promptly following the Consent Time and is expected to be the date of the satisfaction of the conditions of the Offer. It is anticipated that the Final Settlement Date for notes validly tendered at or prior to the Expiration Time and accepted for purchase by Allison will be April 15, 2015.

Allison has retained Citigroup Global Markets Inc. to serve as dealer manager and solicitation agent for the Offer. Allison has retained Global Bondholder Services Corporation to serve as the depositary and as the information agent for the Offer. Requests for documents may be directed to Global Bondholder Services Corporation by phone at (866) 470-3900 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 or collect at (212) 723-6106.

Exhibit 99.1

News Release

Allison expressly reserves the right, in its sole discretion, to take other actions with respect to any notes that have not been accepted and paid for in the Offer, including, but not limited to, purchasing such notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms and prices that may or may not be equal to the Total Consideration or the Tender Offer Consideration, or to exercise any of Allison’s rights under the Indenture. Allison expects to redeem any notes that remain outstanding after the consummation of the Offer and/or satisfy and discharge the Indenture as promptly as practicable after the Expiration Time in accordance with the terms of the Indenture. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge the Indenture.

This press release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell or a solicitation of consents with respect to the notes or any other securities. The Offer is made only by and pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal. The Offer is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Allison, the dealer manager and solicitation agent or the depositary and information agent makes any recommendations as to whether holders should tender their notes pursuant to the Offer. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide.

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Exhibit 99.1

News Release

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contact

Craig M. Koven

Manager, Corporate Communications

Allison Transmission

craig.koven@allisontransmission.com

317-242-3432